Aflac Incorporated 2014 Form 10-K
EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aflac Incorporated:
We consent to incorporation by reference in registration statement Nos. 333-181089 and 333-197984 on Form S-3, and Nos. 333-161269, 333-135327, 333-158969, 333-27883, 333-200570, and 333-115105 on Form S-8 of Aflac Incorporated of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Aflac Incorporated.

Atlanta, Georgia
February 26, 2015